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                                                                     Exhibit 12.1

                                        XTRA CORPORATION
                STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                ------------------------------------------------------------------
                                     (Thousands of dollars)


                                            Fiscal Year Ended September 30,
                                     --------------------------------------------
                                     1991      1992      1993      1994      1995
                                     ----      ----      ----      ----      ----
         EARNINGS
         Income (loss) from
          operations before
          provision for income
          taxes                 $ 28,056  $ 44,280  $ 72,360  $ 98,390    $ 97,990
         Add:  fixed charges      35,261    25,546    43,997    36,161      41,833
                                --------  --------  --------  --------    --------
                                $ 63,317  $ 69,826  $116,357  $134,551    $139,823
                                ========  ========  ========  ========    ========
         FIXED CHARGES
          Interest expense      $ 30,516  $ 21,129  $ 38,815  $ 33,940    $ 41,433
          Interest portion
           of rent expense         4,745     4,417     5,182     2,221         400
                                --------  --------  --------  --------    --------
                                $ 35,261  $ 25,546  $ 43,997  $ 36,161    $ 41,833
                                ========  ========  ========  ========    ========


         Ratio of Earnings to
          Fixed Charges             1.8x      2.7x      2.6x      3.7x        3.3x
                                ========  ========  ========  ========    ========

         Note:  For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income (loss) from operations before taxes plus fixed charges.  "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.
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